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                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation of our report, which is qualified as to audit scope, on our audit of the consolidated financial statements of Staffing Resources, Inc. as of December 31, 1996 and for the year then ended filed as a part of the Noel Group 1996 Annual Report on Form 10-K into the Noel Group, Inc. previously filed Registration Statement of Form S-8, File No. 33-55296.

Coopers and Lybrand L.L.P.

Dallas, Texas
April 10, 1997


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